Exhibit 99.2

January 22, 2014

Sportsman’s Warehouse Holdings, Inc.

7035 South High Tech Drive

Midvale, Utah 84047

Dear Board of Directors of Sportsman’s Warehouse Holdings, Inc.:

It is my understanding that Sportsman’s Warehouse Holdings, Inc., a Delaware corporation (the “Company”), has submitted a Draft Registration Statement on Form S-1 (the “Registration Statement”) on January 28, 2014, in connection with the anticipated sale of the Company’s common stock, par value $0.01 per share (the “Common Stock”), by the Company and the selling stockholder identified in the prospectus contained in the Registration Statement. This sale of Common Stock will be the initial public offering of the Company’s Common Stock. The Company has requested that I be named as a nominee to its board of directors upon the listing of the Common Stock on the NASDAQ Global Select Market (“NASDAQ”).

I hereby consent to (1) being named in the Registration Statement and the prospectus contained therein, as may be amended and/or publicly filed with the Securities Exchange Commission from time to time, as a nominee to the board of directors of the Company upon the listing of the Common Stock on the NASDAQ, and (2) the filing of this consent as an exhibit to the Registration Statement and any amendments thereto, and I hereby accept my selection as a director of the Company if so chosen.

Sincerely,

By:	/s/ Gregory P. Hickey
Name:	Gregory P. Hickey